UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Henderson, James E.
   51 Chestnut Ridge Road
   Montvale, NJ  07645
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Benjamin Moore & co.

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Treasurer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock/$3.33 1/3 Par |12/15/|U   | |5,240             |D  |$37.82     |-0-                |D     |                           |
Value                      |00    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$24.42  |*    |    | |           |   |12/15|08/10|Common Stock|       |       |4,500       |D  |            |
(Right to Buy)        |        |     |    | |           |   |/00  |/03  |          $3|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |.33 1/3 Par |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Value       |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$27.71  |**   |    | |           |   |12/15|3/26/|Common Stock|       |       |4,500       |D  |            |
(Right to Buy)        |        |     |    | |           |   |/00  |08   |          $3|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |.33 1/3 Par |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Value       |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$28.00  |**   |    | |           |   |12/15|03/05|Common Stock|       |       |4,200       |D  |            |
(Right to Buy)        |        |     |    | |           |   |/00  |/09  |           $|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |3.33 1/3 Par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | Value      |       |       |            |   |            |
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Employee Stock Option |$29.45  |**   |    | |           |   |12/15|04/26|Common Stock|       |       |1,500       |D  |            |
(Right to Buy)        |        |     |    | |           |   |/00  |/10  |          $3|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |.33 1/3 Par |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Value       |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*Previously reported exempt option grant to reporting person under Rule 16b-3 under the Benjamin Moore & Co. 1993 Stock Option Plan.
**Previously reported exempt option grant to reporting person under Rule 16b-3 under the 1998 Stock Incentive Plan.
FOOTNOTE: TABLE I - The information reflected herein does not include 2,777 shares which have accrued to this reporting person's account under the Company's Employees' Stock Ownership Plan as of October 31, 2000; nor any intra-plan transactions in the Company's stock which may have occurred since. Said shares were disposed of pursuant to the tender of shares in a change of control transaction.
SIGNATURE OF REPORTING PERSON
/s/ James E. Henderson
DATE
January 9, 2001